Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

Executive	Siobhán Mc Feeney	Grant Date	6/15/23	Number of Restricted Stock Units	31,619

RECITALS:

The Company and Executive have previously entered into an Executive Compensation Agreement (the “Executive Compensation Agreement”) setting forth some of the terms of Executive’s employment and post-employment relationships with Company.

The Compensation Committee of the Board of Directors (the “Committee”) has determined to award to the Executive Restricted Stock Units, subject to the restrictions contained herein, pursuant to the Company’s 2017 Long-Term Compensation Plan (the “Plan”). All terms used herein and not otherwise defined shall have the same meaning as set forth in the Plan.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises set forth in this agreement and the benefits that the Company expects to derive in connection with the services to be hereafter rendered to it or its subsidiaries by the Executive, the Company and the Executive hereby agree as follows:

ARTICLE I

Defined Terms

1.1 Cause. Cause shall have the meaning set forth in the Executive Compensation Agreement.

1.2 Disability. Disability shall have the meaning set forth in the Executive Compensation Agreement. Notwithstanding the foregoing, in the event this Award is subject to Section 409A of the Code, no event or set of circumstances will constitute a “Disability” for purposes of this Award unless the Executive is also “disabled” as defined in Treasury Regulation Section 1.409A-3(i)(4).

1.3 Good Reason. Good Reason shall have the meaning set forth in the Executive Compensation Agreement.

1.4 Payment Date. The Payment Date with respect to Restricted Stock Units shall be the earliest of (i) the applicable Anniversary Date on which such Restricted Stock Units become vested in accordance with this Restricted Stock Unit Agreement, (ii) Executive’s death, (iii) Executive’s Disability, or (iv) the date of Executive’s termination of employment if and only if such termination accelerates vesting of the Restricted Stock Units pursuant to Section 2.2(c) below.

1.5 Restricted Stock Unit. Restricted Stock Unit shall mean a nonvoting unit of measurement which is deemed for bookkeeping purposes to be the equivalent to one outstanding share of Common Stock (a “Share”) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to be made to Executive if such Restricted Stock Units become vested and payable pursuant to Article II below. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. Each Restricted Stock Unit granted hereunder is intended to qualify as a Stock Award expressed in terms of Common Stock, as authorized under Section 10 of the Plan.

1.6 Retirement. Retirement shall mean the termination of Executive’s employment for any reason other than by the Company for Cause or due to death or Disability, but only to the extent such termination occurs after the Executive is Retirement Eligible.

1.7 Retirement Eligible. Retirement Eligible shall mean the Executive has reached age sixty (60) and has been employed with the Company for a continuous period of at least five (5) years.

ARTICLE II

Restricted Stock Units

2.1 Award of Restricted Stock Unit. The Company hereby awards to the Executive the number of Restricted Stock Units listed above under the heading “Number of Restricted Stock Units,” subject to the restrictions contained herein and the provisions of the Plan.

2.2 Vesting of Restricted Stock Units. Subject to the terms of this Agreement, the Restricted Stock Units shall vest in accordance with the following schedule:

Anniversary Date	Shares Vesting
1stAnniversary Date	33.33%
2nd Anniversary Date	33.33%
3rd Anniversary Date	33.33%

(a) Termination By Company for Cause or By Executive Other Than for Good Reason. If Executive’s employment is terminated in accordance with the Executive Compensation Agreement by the Company for Cause at any time or by Executive other than for Good Reason prior to the date the Executive is Retirement Eligible, the vesting of the Restricted Stock Units shall, on the date of such termination, cease and any unvested Restricted Stock Units shall be forfeited by Executive and revert to the Company.

(b) Executive’s Death or Disability. In the event of Executive’s death or Disability while employed by the Company, the Restricted Stock Units shall, upon such death or Disability, vest immediately.

(c) Termination By Company Without Cause or By Executive for Good Reason. If Executive’s employment is terminated in accordance with the Executive Compensation Agreement by the Company without Cause or by the Executive for Good Reason prior to the date the Executive is Retirement Eligible, subject to Section 2.4 below, any Restricted Stock Units that are scheduled to vest in the period following the date of Executive’s termination of employment equal to the period of base salary used to calculate Executive’s Severance Payment (defined in the Executive Compensation Agreement) under the Executive Compensation Agreement (such period, the “Severance Period”) shall, upon such termination, vest immediately.

(d) Retirement. If Executive’s employment is terminated due to Retirement, Executive shall continue to vest in the Restricted Stock Units granted pursuant to this Restricted Stock Unit Agreement following the date of Retirement as if the Executive were still employed with the Company as of each Anniversary Date set forth in the vesting schedule above; provided, however, the foregoing shall not apply to any Retirement that occurs prior to the first Anniversary Date set forth in the vesting schedule above. Notwithstanding the foregoing, if Executive’s employment is terminated due to Retirement prior to the first Anniversary Date set forth in the vesting schedule above and is also a termination by the Company without Cause or by the Executive for Good Reason in accordance with the Executive Compensation Agreement, Executive shall continue to vest in the Restricted Stock Units granted pursuant to this Restricted Stock Unit Agreement for the Severance Period following the date of Retirement as if the Executive were still employed with the Company.

(e) Change of Control. In the event of a Change of Control, any outstanding Restricted Stock Units shall be subject to the provisions set forth in Paragraph 19 of the Plan, provided, however, any references to “cause” and “good reason” used in Paragraph 19 of the Plan shall be interpreted by applying the definitions of “cause” and “good reason” set forth in the Executive Compensation Agreement.

2.3 Prohibition Against Transfer. The Restricted Stock Units may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by Executive, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 2.3 shall be void and of no further effect.

2.4 Release. As a condition to the accelerated vesting of certain Restricted Stock Units in Section 2.2(c) above, in the event of Executive’s termination of employment in accordance with the Executive Compensation Agreement by the Company without Cause or by Executive for Good Reason, Executive (i) shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other items, a general release of claims against the Company, and (ii) must not exercise any right to revoke such release agreement during any applicable rescission period ((i) and (ii), the “Release Conditions).” If Executive fails to satisfy the Release Conditions within sixty (60) days of the Executive’s termination of employment, all outstanding Restricted Stock Units shall be forfeited.

2.5 Share Delivery. On the Payment Date, or within sixty (60) days following the Payment Date for any Payment Date that is not the applicable Anniversary Date, the Company shall deliver to Executive a number of Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Stock Units subject to this Award that have become vested pursuant to Section 2.2 above.

ARTICLE III

Miscellaneous

3.1 Provisions of the Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Committee with respect to the Plan shall be binding upon the Executive. A copy of the Plan will be delivered to the Executive upon reasonable request.

3.2 References to Executive Compensation Agreement. All references to the Executive Compensation Agreement herein shall refer to the Executive Compensation Agreement in effect on the date of grant of Restricted Stock Units. Notwithstanding that, at the time of a termination of Executive’s employment, the Executive and Company may no longer be parties to such Executive Compensation Agreement or may have amended such Executive Compensation Agreement, this Agreement shall be interpreted as if such Executive Compensation Agreement were still in place (including any requirements to give notice, etc.).

3.3 No Rights as Shareholder. Executive shall not have any right to exercise the rights or privileges of a shareholder with respect to any Restricted Stock Units or Shares distributable with respect to any Restricted Stock Units until such Shares are distributed.

3.4 Dividend Equivalents. On the Payment Date, in addition to the Shares deliverable under Section 2.5 above, the Company shall issue the Executive or Executive’s beneficiary that number of Shares equal to the “Dividend Equivalent Amount.” The Dividend Equivalent Amount shall be calculated as of the Payment Date, pursuant to this Section 3.4. In calculating the Dividend Equivalent Amount, the Company shall determine the number of Shares that would have been payable to the Executive if the total number of Restricted Stock Units vested under Section 2.2 had been outstanding as Shares from the Grant Date until the Payment Date and in lieu of any regular cash dividends, on the declared payment date of each regular cash dividend otherwise payable on such Shares (“Dividend Date”), the Company had issued Executive a number of additional Shares with a “Dividend Date Market Value” equal to: (i) the per-share dollar amount of the declared dividend multiplied by (ii) the number of Restricted Stock Units vested under Section 2.2 above plus the number of Shares deemed issued hereunder as dividend equivalents as of the declared record date for the dividend. For purposes of calculating the “Dividend Date Market Value” in the preceding sentence, the Company shall use the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on the Dividend Date. Shares issued hereunder shall be issued in fractional shares.

3.5 Taxes. The Company may require payment of or withhold any income or employment tax from any amount payable under this Restricted Stock Unit Agreement or from any other compensation payable to Executive as is required under law with respect to this Restricted Stock Unit Agreement, including, as necessary, the right to withhold from other wages payable to Executive to satisfy the Company’s Federal Insurance Contributions Act (“FICA”) tax withholding obligation in the taxable year that any portion of this Award is no longer subject to a substantial risk of forfeiture as such term is defined under the FICA regulations, and the Company may defer making delivery with respect to Shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation. In accordance with the Plan, the Company may withhold shares of Common Stock to satisfy such withholding obligations.

3.6 Section 409A. To the extent this Award is or becomes subject to Section 409A, this Restricted Stock Unit Agreement shall be interpreted and administered in compliance with the requirements of Section 409A of the Code and any guidance promulgated thereunder, including the final regulations.

3.7 No Employment Rights. The award of the Restricted Stock Units pursuant to this Agreement shall not give the Executive any right to remain employed by the Company or any affiliate thereof.

3.8 Notices. Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its General Counsel at Kohl’s, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051. Any notice to be given to the Executive may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof. Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.

3.9 Governing Law. This Restricted Stock Unit Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

3.10 Suspension or Termination of Award; Clawback. Executive acknowledges that this Restricted Stock Unit Agreement is subject to Section 23 of the Plan, including, but not limited to, the forfeiture of the Award in the event that Executive makes an unauthorized disclosure of any Company trade secret or confidential information or breaches any non-competition agreement.

3.11 Award Acceptance. This Award shall not be effective unless the Executive electronically consents to this Restricted Stock Unit Agreement via an online platform, access to which will be provided by the Company, indicating the Executive’s acceptance of the terms and conditions of this Restricted Stock Unit Agreement. By electronically consenting to this Restricted Stock Unit Agreement via the online platform, the Executive acknowledges and agrees to the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

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